EXHIBIT 4.2.1

INSPECTION COPY

Date of Adoption by Directors:-	[…..] March 2001
Date of Shareholder Approval	[………….] 2001

34 Paradise Road Richmond-upon-Thames Surrey TW9 1SE
Tel:	+44 (0)208 332 7171
Fax:	+44 (0)208 332 7210
E-mail:	marcus.peaker@meis.co.uk stella.brooks@meis.co.uk carmenbutlercassar@meis.co.uk

22 March 2001

Rules

Exhibit 4.2.1.doc

Rules

1.	Grant of Awards

1.1	The Committee may in its absolute discretion grant Awards to Eligible Employees at any time except during a Close Period.

1.2	The Committee shall determine in respect of each grant of Awards:-

	(a)	the Date of Grant;

	(b)	those Eligible Employees who shall receive an Award;

	(c)	the type of Award granted to each Eligible Employee;

	(d)	the number of Shares subject to each Award granted;

	(e)	the Holding Period in respect of each Award;

	(f)	the Performance Requirements applicable to each Award; and

	(g)	any other terms and conditions applying to each Award.

1.3	In accordance with Rule 1.2(c) the Committee may determine to grant the following types of Award;

	(a)	an award of Deferred Shares; and/or

	(b)	an award of Matching Shares.

1.4	If the Committee determines to grant an award of Matching Shares it shall make the following additional determinations:-

	(a)	the number of Matching Shares granted to each Eligible Employee for each Executive Share held; and

	(b)	the Restricted Period for such Executive Shares.

1.5	The Committee shall issue an Award Certificate to each Participant setting out the Committee’s determinations under Rules 1.2, 1.3 and 1.4 in respect of that Participant’s Award.

2.	Rights of Participants During the Holding Period

2.1	A Participant shall have no voting rights or rights to receive dividends in respect of Matching Shares and Deferred Shares subject to his Award during the applicable Holding Period.

3.	Release of Awards

3.1	Subject to Rules 5.2[1] and 3.2 Awards shall be Released:

(a) at the end of the Holding Period; and

1 Taxation – Release of Shares may be prohibited if the Eligible Employee has not made a Tax Payment or agreed to sell sufficient Shares to meet this Tax Payment.

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	(b)	subject to the satisfaction of any Performance Requirements or other terms and conditions imposed pursuant to Rules 1.2(f) and 1.2(g) respectively.

3.2	Awards may be released without satisfying the requirements of Rule 3.1 in accordance with Rule 6[2] and Rule 7[3].

4.	Lapse of Awards

4.1	All subsisting Awards shall lapse on the earliest of the following events:-

	(a)	the date on which the Award lapses pursuant to Rule 6[4];

	(b)	when it has been determined by the Committee that the conditions of Rule 3.1 have not been satisfied;

	(c)	if the Participant is in breach of the Restricted Period;

	(d)	the tenth anniversary of the Date of Grant; or

	(e)	the date on which the Participant is adjudicated bankrupt.

2 On cessation of employment.
3 On Take-over, Reconstruction, Amalgamation and Winding up of the Company.
4 On cessation of employment.

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Schedule 1

5.	Taxation

5.1	The grant of an Award to an Eligible Employee under the Plan shall be conditional upon the agreement of that Eligible Employee to indemnify his employing Group Company for any Tax Payment, such agreement to be deemed by the acceptance by the Eligible Employee of the Award.

5.2	In a case where a Group Company by virtue of the Release of an Award shall be obliged to make a Tax Payment, the Release shall not take place, unless:-

(a) the Group Company has received payment prior to the Release from the Participant of an amount not less than the Tax Payment; or

(b) authority from the Participant to deduct the Tax Payment from his Emoluments; or

(c) that Participant giving irrevocable instructions to the Company’s brokers (or any person acceptable to the Company) for the sale of sufficient Shares on Release to realise an amount equal to the Tax Payment and authority to pay the proceeds of such sale to the employing Group Company.

5.3	The Participant shall pay all expenses and Taxes which arise or result from the Release of an Award, provided that the Company in its absolute discretion may meet any stamp duty or liability for any other Taxes or expenses arising which it deems appropriate.

5.4	The Committee may determine that any Award granted under the Plan shall be subject to additional and/or modified terms and conditions relating to the grant or Release of an Award as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may apply to the relevant Eligible Employee, Participant or Group Company.

5.5	In exercising its discretion under Rule 5.4 above the Committee may:-

(a) require an Eligible Employee and/or a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to him at the Date of Grant or on Release; and

(b) adopt any supplemental rules or procedures governing the grant or Release of an Award as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to an Eligible Employee or Participant, provided that such rules or procedures may not be adopted to the extent that they require the approval of the Company in general meeting in accordance with Rule 9.2(a) of the Plan, unless such approval has been obtained previously.

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Schedule 2

6.	Cessation of Employment

6.1	If a Participant ceases to be employed by a Group Company for any reason an Award that has not been Released shall lapse unless the Committee in its absolute discretion determines otherwise, and if the Committee so determines:-

(a) it shall determine the proportion of the Award which shall be Released;

(b) the date of Release; and

(c) the Performance Requirements or any other terms or conditions, if any, which shall be met.

6.2	It shall be a condition of participation in the Plan that a Participant shall not be entitled to any compensation in the event of cessation, lapse or alteration of any actual or prospective rights under the Plan or under any Award granted thereunder. No provisions of the Plan form part of any contract of employment between any Group Company and a Participant.

6.3	Nothing in the Plan or in any document issued pursuant thereto shall confer upon any person any right to continue in the employ of any Group Company or shall affect the right of any Group Company to terminate the employment of any person, or shall impose upon any Group Company or employees of such Group Company, the Committee or their respective servants or agents any liability for the loss of any rights under the Plan which may result if that person's employment is so terminated (whether such termination is in breach of the relevant terms and conditions of employment or otherwise). In no circumstances shall any Participant, by reason of ceasing to be employed by any Group Company be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6.4	For the purposes of Schedule 2, no Participant shall be treated as ceasing to be employed by a Group Company until he ceases to hold an office or employment in any Group Company.

6.5	No benefit under the Plan shall be pensionable.

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Schedule 3

7.	Take-over, Reconstruction, Amalgamation, Winding up, Merger and Demerger of the Company

7.1	If any company or person acting alone or in concert with another or others obtains Control of the Company, the Committee on becoming aware thereof shall notify each Participant. On the occurrence of such event all Awards shall be Released.

7.2	If the Court sanctions a scheme of arrangement or compromise under Section 425 of the Companies Act 1985, the Committee on becoming aware thereof shall notify each Participant. On the occurrence of such event all Awards shall be Released.

7.3	If any company or person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, the Committee on becoming aware thereof shall notify each Participant. On the occurrence of such event all Awards shall be Released.

7.4	If a voluntary winding up of the Company is proposed or if an order is made for the compulsory winding up of the Company, the Committee, in its absolute discretion, shall notify each Participant. On the occurrence of such event all Awards shall be Released.

7.5	If, as a result of events specified in Rule 7.1 or Rule 7.2 above, a company has obtained Control of the Company or if a company has become bound or entitled as stated in Rule 7.3 above (such company referred to as the “Acquiring Company”), the Participant may, by agreement with the Acquiring Company, cancel each subsisting Award (the “Old Award”) in exchange for an Award (the “New Award”) provided that the New Award:-

(a) is over shares in the Acquiring Company or some other company which has Control of the Acquiring Company or is a member of a consortium owning either the Acquiring Company or having Control of the Acquiring Company;

(b) is a right over such number of shares as have an aggregate Market Value of those Shares subject to the Old Award at the date of exchange and is otherwise upon identical terms to the Old Award.

The New Award shall for all purposes of the Plan be treated as having been acquired on the same Date of Grant as the Old Award and thereafter references in these Rules to the Company, Shares and Awards, where appropriate, shall be construed as references to the Acquiring Company and its shares and New Awards.

7.6	In the event that the Company merges with another company, or any of the businesses of the Group are demerged (whether such merger or demerger is effected by way of sale, distribution or in any other manner), the Committee shall have the discretion whether or not to take any action pursuant to this Rule 7.6 and, if they decide to do so, shall notify each Participant whether any Award shall be Released and/or adjustments be made to the number of Shares comprised in an Award in such manner and with effect from such date as the Committee shall determine to be appropriate.

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Schedule 4

8.	Limits & Restrictions

8.1	An Award shall be personal to a Participant and neither the Award nor any rights under the Award may be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any other person (except in accordance with these Rules) and if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of the legal and/or beneficial ownership of an Award that Award shall lapse forthwith.

8.2	In respect of Awards which shall be satisfied by the subscription of Shares, the total number of Shares over which such Awards may be granted as determined on any Date of Grant, when added to the number of Shares issued or remaining issuable pursuant to rights to subscribe for Shares granted under the Plan and Any Other Share Plan during the preceding 10 years shall not exceed 10% of the number of Shares in issue on the relevant Date of Grant provided that in respect of Awards granted to executives of the Company that limit shall be 5%, however such 5% limit may be exceeded if the executives are required to satisfy more stretching performance requirements for the Release of Awards. For the purposes of this Rule 8.2, there shall be ignored Awards to subscribe for Shares granted under the Plan or Any Other Share Plan which have lapsed, become void, been cancelled or which otherwise become incapable of being Released.

8.3	The maximum Market Value of Shares which may be granted as an Award of Deferred Shares to an Eligible Employee in any calendar year shall not exceed 100% of such Eligible Employee’s Emoluments.

8.4	The maximum number of Matching Shares granted to each Eligible Employee under Rule 1.4(a) shall not exceed 3 Matching Shares for each Executive Share acquired.

8.5	No Awards shall be granted later than the fifth anniversary of the Adoption Date provided that the Company in general meeting may at any time resolve to extend the Plan up to a further 5 years. In no circumstances shall the Plan be extended beyond 10 years after the Adoption Date.

8.6	Subject to Rule 8.5, the Plan shall terminate on the earlier of the following dates:

(a) any date determined by the Committee to be the date of termination of the Plan; and

(b) the fifth anniversary of the Adoption Date.

Following termination of the Plan pursuant to this Rule no further Awards shall be granted, but the subsisting rights and obligations of Participants at that time shall continue in force as if the Plan had not been terminated.

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Schedule 5

9.	Adjustments & Amendments

9.1	If a variation of the issued share capital of the Company by way of a capitalisation or rights issue, sub-division, consolidation, reduction or otherwise shall take place then the number of Shares subject to an Award shall be adjusted in such manner and with effect from such date as the Committee may determine to be appropriate and as the auditors of the Company shall have confirmed in writing to be, in their opinion, fair and reasonable.

9.2	The Committee shall have the power from time to time to make and amend such regulations for the implementation and administration of the Plan in a manner consistent with the Plan as it thinks fit and to make any amendments to these Rules provided that:-

(a) the provisions governing eligibility requirements, equity dilution, share utilisation and individual participation limits and the adjustments that may be made following a rights issue or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change of legislation or to obtain or maintain favourable Tax, exchange control or regulatory treatment for Participants in the Plan or for any Group Company); and

(b) subject to Rules 5.4 and Rule 5.5 no alteration shall be made which would materially affect any subsisting rights of Participants granted prior to the date of the alteration without the prior consent or sanction of the majority of that number of Participants who responded to the notification by the Company of such proposed alteration.

9.3	Any matters pertaining or pursuant to the Plan which are not dealt with by these Rules and any uncertainty or dispute as to the meaning of these Rules shall be determined or resolved by decision of the Committee which shall be binding on the Company and all Participants.

9.4	In the application of Rule 1.2(f), if events subsequently occur which cause the Committee to consider that the existing Performance Requirements have become unfair or impractical it may, in its discretion (provided such discretion is exercised fairly and reasonably) amend the relevant Performance Requirements so that in the reasonable opinion of the Committee they shall be no more or less difficult to abide by or satisfy as when they were originally imposed or last amended.

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Schedule 6

10.	Shares

10.1	Subject to Rule 10.2 below, any Shares to be issued pursuant to the Release of an Award shall be allotted and issued, and any Shares to be transferred shall be transferred to the relevant Participant or a nominee nominated by a Participant not later than 30 days after the date of Release of the Award. Such Shares shall rank pari passu in all respects with other Shares of the same class save that the Participant shall have no entitlement in relation to rights attaching to the Shares until the date of such allotment or transfer. Shares to be allotted shall not rank for any dividend or other distribution to be paid by reference to a record date before the date of allotment.

10.2	Any allotment and issue or transfer of Shares pursuant to this Plan shall be subject to such consents (if any) of HM Treasury and/or other authorities as may from time to time be required.

10.3	The Company shall apply to the relevant Exchange on which the Shares are listed for Shares issued pursuant to the Release of Awards to be admitted to the Official List or equivalent on or as soon as practicable after allotment.

10.4	Awards may be satisfied by the subscription of Shares and/or the transfer of Shares or any combination thereof. The Committee may determine either before or after the Release of the Award which method or combination thereof shall be used to satisfy the Release of an Award.

10.5	The Trustees may determine in their discretion to undertake the responsibility of satisfying Awards on behalf of the Company.

10.6	Shares that are issued may not be subscribed for at less than their nominal value.

10.7	The Company shall:-

(a) when necessary keep available for issue sufficient authorised and unissued Shares to satisfy all rights to subscribe for Shares from time to time subsisting under Awards granted pursuant to the Plan, taking account of any other obligations of the Company to allot and issue Shares; and/or

(b) ensure when necessary that it is in a position to satisfy or procure the satisfaction of all rights to acquire Shares from time to time subsisting under the Plan, taking account of other obligations of the Company in relation to the provision of Shares.

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Schedule 7

11.	Administration

11.1	Notices or documents under the Plan required to be given by the Company to an Eligible Employee or a Participant shall be properly given if delivered to him at his normal place of work or sent to him by first class post at his last known address and any notice or document required to be given to the Company shall be properly given if delivered or sent by first class post to the registered office of the Company from time to time addressed to the Company Secretary.

11.2	Participation in the Plan shall not entitle a Participant to receive copies of any notice or other document sent by the Company to its shareholders prior to the Release of the Award.

11.3	The Company shall bear the costs of establishing and administering the Plan.

11.4	The Company shall maintain or cause to be maintained all necessary accounts and records relating to the Plan.

11.5	A Participant may at any time prior to the Release of an Award renounce the Award (in whole, or in part) by serving notice in writing on the Company of such intention. The renunciation shall be effective from the date of receipt of such notice by the Company.

11.6	The Rules and the operation of the Plan shall be governed and construed in accordance with English Law.

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Schedule 8

12.	Definitions

12.1	In these Rules the following words and expressions have the following meanings:-

“Act”	the Income and Corporation Taxes Act 1988.

“Adoption Date”	the date on which the Plan was approved by resolution of the Directors.

“Any Other Share Plan”	any “employees’ share scheme” (as such term is defined in section 743 of the Companies Act 1985) (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Company, or any associated company (within the meaning of Section 416 of the Act).

“Award”	Deferred Shares and/or Matching Shares.

“Award Certificate”	a document evidencing an Award issued by the Company in such form as the Committee may from time to time prescribe.

“Close Period”	such time as Eligible Employees of the Company are prohibited from dealing in Shares, for whatever reason, in accordance with the Model Code contained in the appendix to chapter 16 of the Listing Rules of the London Stock Exchange (as replaced, amended or re-enacted from time to time) and/or such code as the Company may have established from time to time or such other statutory, regulatory or other prohibition from dealing in Shares or rights over Shares.

“Committee”	the committee of the Directors appointed to administer the Plan.

“Company”	SkyePharma PLC.

“Control”	control within the meaning of Section 840 of the Act (and “Controlled” shall be construed accordingly).

“Date of Grant”	the date on which an Award is granted under Rule 1.

“Deferred Shares”	Shares granted to an Eligible Employee pursuant to Rule 1.3(a).

“Directors”	the board of directors from time to time of the Company.

“Eligible Employee”	any employee of a Group Company with a minimum period of continuous service with a Group Company, such minimum period to be determined by the Committee in its absolute discretion, or a trustee acting on behalf of such employee.

“Emoluments”	bonus and/or salary provided to an Eligible Employee after the deduction of the relevant Tax.

“Exchange”	the London Stock Exchange plc or any other recognised exchange on which the Company’s Shares are listed from time to time.

“Executive Shares”	Shares acquired by an Eligible Employee with his Emoluments.

“Group”	the Company, any “Subsidiary” of the Company, any “Holding Company” of the Company and any Subsidiary of any such Holding Company (as such terms are defined in section 736 of the Companies Act 1985) and the term “Group Company” shall be construed accordingly.

“Holding Period”	the period set by the Committee in accordance with Rule 1.2(e) during which an Eligible Employee must remain employed by a Group Company.

“Matching Shares”	Shares granted to an Eligible Employee pursuant to Rule 1.3(b).

“Market Value”	on any dealing day means an amount equal to the closing price quoted for a Share on the Exchange.

“Participant”	an Eligible Employee who has been granted and still has a subsisting Award. Reference to a Participant shall include, where the context so admits or requires, his personal representatives.

“Plan”	the SkyePharma PLC Deferred Share Bonus Plan as established by the Rules.

“Performance Requirements”	such performance requirements or conditions (if any) as the Committee shall determine which must normally be satisfied before an Award may be Released.

“Rules”	these rules and the Schedules as amended from time to time in accordance with the amendment provisions of these rules.

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“Released”	when the beneficial ownership of the Shares subject to an Award transfers to the Participant.

Restricted Period
the period set by the Committee in accordance with Rule 1.4(b) during which an Eligible Employee’s Executive Shares shall remain within the Trust and during which he shall not transfer, assign, pledge, charge or otherwise dispose of his Executive Shares.

“Schedule”	the schedule to the Rules.

“Shares”	ordinary shares in the capital of the Company.

“Tax”	includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority and interest or penalties in respect thereof.

“Tax Payment”
Tax payable in respect of the grant of an Award and/or the Release of an Award pursuant to the Income Tax (Employments) (Notional Payments) Amendment Regulations 1996 or otherwise and including employee’s National Insurance contributions payable in respect of such grant or Release.

“Trust”	SkyePharma PLC General Employee Benefit Trust “Trustees” and shall be construed accordingly.

12.2	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter.

12.3	Any reference to a statute or a statutory provision shall be construed as if it referred also to that statute or provision as the same may from time to time be consolidated, replaced, amended or re-enacted and to any related statutory instrument or other subordinate legislation in force from time to time.

12.4	Wherever the Rules refer to the Committee having the ability to determine, decide or change matters howsoever this shall mean that the Committee shall be entitled to do so in its absolute and unfettered discretion and no person shall have any right to challenge, dispute or appeal whatsoever against the Committee’s determination, decision or change howsoever made.

12.5	Headings, notes and footnotes to these Rules are included for convenience only and shall not affect the interpretation or construction of these Rules.

12.6	Reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

12.7	References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having a separate legal personality).

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